Exhibit F


                                 April 29, 2002


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: National Fuel Gas Company - Application-Declaration on Form U-1 File No. 70-9987
          ---------------------------------------------------------------

Ladies and Gentlemen:

     This opinion relates to the application-declaration, filed on October 9, 2001, as amended (the "Application"), by National Fuel Gas Company ("National"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). I have acted as counsel for National in connection with the Application.

     As described in the Application, National is seeking authorization to utilize the proceeds of financing and to issue guarantees, as previously authorized by the Commission by order dated March 20, 1998, as modified by order dated April 21, 2000, in File No. 70-9153 (the "Financing Order"), or as may hereafter be authorized in a separate proceeding or proceedings, to invest in "exempt wholesale generators" ("EWGs") and "foreign utility companies" ("FUCOs") in an aggregate amount up to $750 million. National is not seeking any new authorization to issue securities as a part of the Application. An order of the Commission granting the Application would effectively modify the Financing Order by waiving the requirements of Rule 53(a)(1), as applied to National. All other provisions of Rule 53 would continue to apply to National.

     In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.


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     The opinions expressed below with respect to the proposed transaction are subject to the qualifications and assumptions contained in the opinion letters filed as Exhibits F-1, F-2 and F-3 in File No. 70-9153, to which reference is made.

     I am licensed to practice in the State of New York, and the opinions expressed herein are limited to the laws of such jurisdiction. Based upon the foregoing and subject to the qualifications and assumptions hereinafter set forth, I am of the opinion that:

     (a) All state laws applicable to the proposed transaction have been complied with;

     (b) (i) National is validly organized and duly existing under the laws of the State of New Jersey; (ii) any stock to be issued by National will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in its certificate of incorporation; and (iii) any debt securities to be issued by National will be valid and binding obligations of the issuer or guarantor in accordance with their terms;

     (c) National will legally acquire any securities or assets being acquired; and

     (d) The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by National or any associate company of National.

     I hereby consent to the use of this opinion in connection with the Application. The opinions given herein are intended solely for the use of the Commission and may not be relied upon by any other person.


                                         Very truly yours,


                                     /s/ James R. Peterson
                                         -----------------
                                         James R. Peterson